EXHIBIT 99.1

ICU Medical, Inc. Reports Third Quarter 2013 Results

Operating Cash Flow Year to Date Improved to $42.2 Million

SAN CLEMENTE, Calif., Oct. 21, 2013 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leader in the development, manufacture and sale of innovative medical devices used in infusion therapy, oncology and critical care applications, announced today results for the third quarter ended September 30, 2013.

For the third quarter of 2013, revenue was $82.8 million, compared to $81.4 million in the same period last year. Net income for the third quarter of 2013 was $11.0 million, or $0.72 per diluted share, as compared to net income of $12.2 million, or $0.82 per diluted share, for the third quarter of 2012.

For the nine months ended September 30, 2013, revenue was $235.8 million, compared to $234.2 million in the same period last year. Net income for the nine months ended September 30, 2013, was $27.1 million, or $1.79 per diluted share, compared to net income of $28.9 million, or $1.98 per diluted share, for the same period last year.

Scott Lamb, ICU Medical's Chief Financial Officer, said, "Our third quarter revenue was driven by strong performance of oncology products and robust improvements in critical care on a sequential basis, which were offset by decreases in infusion therapy and other product categories. International sales were up 19.0%, while domestic sales decreased 3.5% year over year."

In a separate release today, the Company announced that due to health reasons Dr. George Lopez, ("Doc") stepped down as President and Chief Executive Officer. He will continue as the Chairman of the Board of Directors and will remain an employee of the Company in a new position in the Company's Research and Development Department. In a related development, the Company announced that its Board of Directors has appointed Steven Riggs, current Vice President of Operations as Acting Chief Executive Officer, effective immediately.

Doc is the founder of the Company and has served as Chairman of the Board, President and CEO since 1989. He is one of the rare individuals who has been able to transition from entrepreneur to business leader and will now have the opportunity to focus his efforts on the development of new and innovative products for the Company.

Mr. Riggs has served as Vice President of Operations since 2002 and was director of operations from 1998 to 2002. As Vice President of Operations he was responsible for all of the Company's worldwide operations including management of its supply chain.

Steven Riggs, ICU Medical's Acting President and Chief Executive Officer, commented, "On behalf of the company and the Board of Directors, I would like to express our appreciation to Doc, for his leadership and contribution in building ICU Medical into a leader in the development, manufacture and marketing of innovative medical technologies used in infusion therapy, oncology, and critical care applications."

"We will continue to focus on investing in our products, improving our operating infrastructure and forging relationships with our distributors. Our financial position remains very strong and we will leverage our cash flow to achieve our goals and improve long-term shareholder value," concluded Mr. Riggs.

Revenues by market segment for the nine months ended September 30, 2013 and 2012 were as follows:

	(dollars in millions)
Market Segment	2013	2012	Change
Infusion Therapy	$159.8	$159.6	0.2%
Critical Care	$38.9	$42.3	-8.1%
Oncology	$27.4	$21.0	30.5%
Other	$9.7	$11.3	-14.6%
	$235.8	$234.2	0.7%

The Company ended the third quarter of 2013 with a healthy balance sheet. As of September 30, 2013, cash, cash equivalents and investment securities totaled $260.8 million and working capital was $336.7 million. Additionally, the Company generated operating cash flow of $16.3 million for the third quarter of 2013.

Fiscal Year 2013 Guidance

Due to current business trends in certain market segments the Company is revising its previously issued revenue and earnings guidance. For the full fiscal year of 2013, it expects to generate revenue in the range of $319 million to $321 million, compared to the previous guidance of $320 million to $325 million. The Company expects its diluted earnings to be in the range of $2.50 to $2.55 per diluted share, compared to the previous guidance of $2.50 to $2.60 per diluted share. The Company expects to generate operating cash flow in the range of $55 million to $60 million.

Conference Call

The Company will be conducting a conference call concerning its third quarter of 2013 results today at 4:30 p.m. EDT (1:30 p.m. PDT). The call can be accessed at 800-936-9761, international 408-774-4587, conference ID 75155272. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in infusion therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protecting healthcare workers from exposure to infectious diseases or hazardous drugs and monitor continuous cardiac output of critical care patients. The Company's complete product line includes custom I.V. systems, closed delivery systems for hazardous drugs, needleless I.V. connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. For more information, visit the Company's website at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the Company's focus on innovation, operating improvements and market expansion, achievement of improvements in infrastructure and success in pursuing growth strategies, and the statements under the heading ''Fiscal Year 2013 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2012. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	September 30,	December 31,
	2013	2012
	(unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 188,030	$ 146,900
Investment securities	72,815	79,259
Cash, cash equivalents and investment securities	260,845	226,159
Accounts receivable, net of allowance for doubtful accounts of $1,093 at September 30, 2013 and $998 at December 31, 2012	51,791	49,127
Inventories	34,153	36,333
Prepaid income taxes	7,680	2,320
Prepaid expenses and other current assets	5,531	7,271
Deferred income taxes	3,818	4,293
Total current assets	363,818	325,503

PROPERTY AND EQUIPMENT, net	88,897	85,937
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	8,843	9,952
DEFERRED INCOME TAXES	5,645	5,642
	$ 468,681	$ 428,512
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 10,827	$ 11,308
Accrued liabilities	16,244	17,810
Total current liabilities	27,071	29,118

DEFERRED INCOME TAXES	5,760	5,247
INCOME TAX LIABILITY	3,290	3,290
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1.00 par value Authorized — 500 shares; Issued and outstanding — none	—	—
Common stock, $0.10 par value — Authorized — 80,000 shares; Issued 14,855 shares at September 30, 2013 and December 31, 2012, outstanding 14,727 shares September 30, 2013 and 14,458 shares at December 31, 2012	1,486	1,486
Additional paid-in capital	70,205	63,770
Treasury stock, at cost — 128 shares at September 30, 2013 and 397 shares at December 31, 2012	(8,948)	(15,128)
Retained earnings	369,244	342,158
Accumulated other comprehensive income (loss)	573	(1,429)
Total stockholders' equity	432,560	390,857
	$ 468,681	$ 428,512
_________________________________________________________
(1) December 31, 2012 balances were derived from audited consolidated financial statements.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
REVENUES:
Net sales	$ 82,709	$ 81,266	$ 235,419	$ 233,788
Other	106	139	356	409
TOTAL REVENUE	82,815	81,405	235,775	234,197
COST OF GOODS SOLD	41,860	40,710	119,988	119,455
Gross profit	40,955	40,695	115,787	114,742
OPERATING EXPENSES:
Selling, general and administrative	22,399	20,177	68,447	63,873
Research and development	3,140	2,988	8,949	8,410
Total operating expenses	25,539	23,165	77,396	72,283
Income from operations	15,416	17,530	38,391	42,459
OTHER INCOME	190	158	570	438
Income before income taxes	15,606	17,688	38,961	42,897
PROVISION FOR INCOME TAXES	(4,572)	(5,500)	(11,875)	(13,959)
NET INCOME	$ 11,034	$ 12,188	$ 27,086	$ 28,938
NET INCOME PER SHARE
Basic	$ 0.75	$ 0.85	$ 1.85	$ 2.04
Diluted	$ 0.72	$ 0.82	$ 1.79	$ 1.98
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	14,684	14,321	14,603	14,153
Diluted	15,324	14,826	15,139	14,613

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 27,086	$ 28,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,451	14,262
Provision for doubtful accounts	40	(143)
Provision for warranty and returns	124	291
Stock compensation	4,133	4,361
Loss (gain) on disposal of property and equipment	(20)	41
Bond premium amortization	2,045	1,660
Cash provided (used) by changes in operating assets and liabilities
Accounts receivable	(2,538)	(9,790)
Inventories	2,471	2,974
Prepaid expenses and other assets	1,572	792
Accounts payable	(790)	(943)
Accrued liabilities	(1,236)	682
Prepaid and deferred income taxes	(5,094)	(2,194)
Net cash provided by operating activities	42,244	40,931
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(15,223)	(13,208)
Proceeds from sale of assets	21	10
Intangible asset additions	(839)	(951)
Purchases of investment securities	(71,919)	(78,534)
Proceeds from sale of investment securities	76,681	60,452
Net cash used by investing activities	(11,279)	(32,231)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,016	13,214
Proceeds from employee stock purchase plan	2,457	2,220
Tax benefits from exercise of stock options	4,567	4,002
Treasury stock acquired - share awards swap	(3,033)	—
Net cash provided by financing activities	9,007	19,436
Effect of exchange rate changes on cash	1,158	(202)
NET INCREASE IN CASH AND CASH EQUIVALENTS	41,130	27,934
CASH AND CASH EQUIVALENTS, beginning of period	146,900	99,590
CASH AND CASH EQUIVALENTS, end of period	$ 188,030	$ 127,524

NON-CASH INVESTING ACTIVITIES
Accrued liabilities for property and equipment	$ 273	$ 288
CONTACT: ICU Medical, Inc.
         Scott Lamb, Chief Financial Officer
         (949) 366-2183

         ICR, LLC.
         John F. Mills, Senior Managing Director
         (310) 954-1105